               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                  FIRST BRANDS CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

[Logo]

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
                            FIRST BRANDS CORPORATION

                                                              September 22, 1998

To the Stockholders of
FIRST BRANDS CORPORATION:

     The Annual Meeting of Stockholders of First Brands Corporation will be held at the Danbury Hilton Hotel, 18 Old Ridgebury Road, Danbury, Connecticut on Friday, October 23, 1998, commencing at 9:00 a.m., at which meeting only holders of the common stock of record at the close of business on September 1, 1998, and those holding proxies from such stockholders will be entitled to vote, for the following purposes:

          1. To elect three directors; and

          2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the Company's 1999 fiscal year; and

          3. To transact such other business, if any, as may properly come before the meeting.

     We hope that you will be able to attend our annual meeting in person. If you plan to do so, please return the enclosed ticket request and we will promptly send your ticket to you. Please bring your ticket with you to the meeting.

                                                FIRST BRANDS CORPORATION
                                                  /s/ Joseph B. Furey
                                                     ----------------
                                                     Joseph B. Furey
                                              Vice President, Secretary and
                                                       Controller

     EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. SHOULD YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE.

                            FIRST BRANDS CORPORATION

                            83 WOOSTER HEIGHTS ROAD

                        DANBURY, CONNECTICUT 06813-1911

                           --------------------------
                                PROXY STATEMENT
                           --------------------------

         FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 23, 1998

     This proxy statement is furnished to the stockholders of First Brands Corporation ('First Brands' or the 'Company') in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held October 23, 1998, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed form of proxy are first being mailed on or about September 22, 1998 to stockholders of record on September 1, 1998.

     Whether or not you expect to be personally present at the meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. Any person giving a proxy has the right to revoke it at any time before it is voted by giving notice to the Secretary of the Company. All shares represented by a duly executed proxy in the accompanying form will be voted unless such proxy is revoked prior to the voting thereof.

     The close of business on September 1, 1998, has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. As of the record date, there were outstanding and entitled to be voted at such meeting 39,045,100 shares of First Brands Common Stock ('common stock'). The holders of the common stock will be entitled to one vote on each matter submitted to stockholders for each share of common stock held of record on the record date.

     The Company's Annual Report for the fiscal year ended June 30, 1998 accompanies this Proxy Statement. The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. The Company has retained Morrow & Co. Inc. to assist in the solicitation of proxies at an estimated cost of $10,000. In addition, solicitation of proxies may be made by telephone or telegram by directors, officers or regular employees of the Company who will receive no extra compensation for such solicitation.

     A majority of the outstanding shares entitled to vote must be present in person or represented by proxy at the Annual Meeting of Stockholders to constitute a quorum. The shares represented by a proxy which is timely returned and marked 'Abstain' as to any matter as well as broker non-votes will be considered present at the Annual Meeting of Stockholders and will be included in the calculation of those shares needed to constitute a quorum. The shares represented by such proxies, although considered present for quorum purposes, will not be considered present and entitled to vote with respect to any proposal which is abstained from or to which the broker non-vote relates.

     Directors of the Company are elected by a plurality of the votes cast at the Annual Meeting of Stockholders if a quorum is present at such meeting. The ratification of the appointment of independent auditors requires the approval of a majority of the votes cast at the Annual Meeting of Stockholders, assuming that a quorum is present.

                            I. ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes of membership, with terms expiring on different Annual Meeting dates. Three or four of the members of the Board of Directors are elected each year to serve as directors for a term of three years. Directors are elected for the terms specified and continue in office until their respective successors have been elected and have qualified.

     The Board of Directors at its meeting held June 5, 1998, selected the following three nominees for election at the Annual Meeting of Stockholders each for three-year terms expiring on the date of the Annual Meeting of Stockholders in the year 2001 and until their successors are elected and qualified: Mr. Robert F. Bernstock, Mr. Denis Newman, and Mr. Ervin R. Shames. Certain information with respect to the nominees for election as director and with respect to directors whose terms extend beyond the date of the Annual Meeting of Stockholders is set forth below.

     The Board of Directors recommends a vote FOR these nominees.

     Should any one or more of the nominees be unable or unwilling to serve (which is not expected) the proxies (except proxies marked to the contrary) may be voted for such other person or persons as the Board of Directors of the Company may recommend.

                   NOMINEES FOR ELECTION FOR TERM ENDING 2001


[Photo]                            ROBERT F. BERNSTOCK, Age 47             Director since 1997
                                   PRESIDENT AND CEO
                                   VLASIC FOODS INTERNATIONAL, INC. (FOOD MANUFACTURER AND MARKETER)
                                   DIRECTOR, VLASIC FOODS INTERNATIONAL, INC., GROCERY MANUFACTURERS
                                   ASSOCIATION, THE NATIONAL FOOD PROCESSORS ASSOCIATION, THE ROWAN SCHOOL OF
                                   BUSINESS ADMINISTRATION AND THE PHILADELPHIA TENNIS PATRONS.
                                      Committees: Audit and Pension
                                   Mr. Bernstock has been President and Chief Executive Officer of Vlasic Foods
                                   International, Inc. (food marketer) since March, 1998. He was Executive Vice
                                   President of the Campbell Soup Company since July, 1997 and was President of its Specialty Food Division which was spun off in March, 1998 as Vlasic Foods
                                   International, Inc. Prior to that, he was President -- U.S. Grocery Division and Senior Vice President of Campbell Soup Company since March, 1996. Mr.
                                   Bernstock served as President -- International Grocery Division from August
                                   1994 to February 1996, and as President -- International Soup Division from
                                   June, 1993 to July, 1994.

[Photo]                            DENIS NEWMAN, Age 68                      Director since 1986
                                   MANAGING DIRECTOR
                                   MIDMARK ASSOCIATES, INC. (FINANCIAL SERVICES)
                                   DIRECTOR, CLEARVIEW CINEMA GROUP, INC.
                                      Committees: *Audit and Executive
                                   Mr. Newman has been Managing Director of MidMark Associates (financial services) since December 1989.

[Photo]                            ERVIN R. SHAMES, Age 58                    Director since 1987
                                   CHAIRMAN
                                   SELECT COMFORT CORPORATION (MATTRESS MANUFACTURER AND RETAILER)
                                   VISITING LECTURER, UNIVERSITY OF VIRGINIA, DARDEN GRADUATE SCHOOL OF BUSINESS
                                     Committees: *Compensation and Nominating
                                   Mr. Shames has been Chairman of Select Comfort Corporation (mattress manufacturer and retailer) since April, 1996 and was appointed Visiting
                                   Lecturer at the University of Virginia's Darden Graduate School of Business
                                   in September, 1996. He was a private investor and consultant from January,
                                   1995 to April, 1996, and was President and Chief Executive Officer of Borden,
                                   Inc. (consumer products) from December, 1993 to January, 1995. He was
                                   President and Chief Operating Officer of Borden, Inc. from July, 1993 to
                                   December, 1993.

                                              2


                            DIRECTORS CONTINUING IN OFFICE UNTIL 2000


[Photo]                            JOHN C. FERRIES, Age 60                     Director since 1997
                                   CONSULTANT
                                   THE MACMANUS GROUP
                                      Committees: Audit and Pension
                                   Mr. Ferries has been a consultant for The MacManus Group (a communications group consisting of nine companies) running their Mergers and Acquisitions program since January, 1998. In December, 1997, Mr. Ferries retired from
                                   DMB&B, a MacManus Advertising company, where he served as
                                   President -- Americas, since September, 1993. Mr. Ferries was President of the DMB&B Asia-Pacific, Latin America, and Africa regions from 1991-1993.

[Photo]                            JAMES R. MAHER, Age 48                    Director since 1988
                                   PRESIDENT
                                   MAFCO HOLDINGS, INC. (HOLDING COMPANY)
                                      Committees: Audit and Pension
                                   Mr. Maher has been President of Mafco Holdings Inc., a diversified holding company, since July, 1998. Mr. Maher had been President and Chief Executive
                                   Officer of Mafco Consolidated Group, Inc., (diversified manufacturer) now a wholly owned subsidiary of Mafco Holdings since July, 1995. Mr. Maher was
                                   Chairman of the Board from April, 1995 to April, 1996 and was President and
                                   Chief Executive Officer from December, 1992 to April, 1995 of Laboratory
                                   Corporation of America (health services).

[Photo]                            WILLIAM V. STEPHENSON, Age 57          Director since 1992
                                   CHAIRMAN AND CEO
                                   FIRST BRANDS CORPORATION
                                      Committees: Executive and Nominating
                                   Mr. Stephenson became Chairman of the Board on January 1, 1997. Prior to that, he had been President and Chief Executive Officer of the Company since
                                   September 1, 1994. He was President and Chief Operating Officer from August,
                                   1992 to September, 1994. He relinquished the title of President effective
                                   August 7, 1998.

[Photo]                            ROBERT G. TOBIN, Age 60                    Director since 1991
                                   PRESIDENT AND CEO
                                   AHOLD, INC. (A SUBSIDIARY OF ROYAL AHOLD, NV)
                                      Committees: *Pension and Compensation
                                   Mr. Tobin retired as Chairman of The Stop & Shop Supermarket Companies, Inc.
                                   and The Stop & Shop Supermarket Company (retail food) on July 31, 1998 when he became President and CEO of Ahold, Inc. Mr. Tobin served as Chairman,
                                   President and Chief Executive Officer from January, 1995 through December,
                                   1997, relinquishing the title of President and CEO in December, 1997. He was
                                   President and Chief Executive Officer of The Stop & Shop Supermarket Company
                                   from May, 1994 to January, 1995, and prior to this was President and Chief
                                   Operating Officer of The Stop & Shop Supermarket Companies, Inc. since 1993.


                                   DIRECTORS CONTINUING IN OFFICE UNTIL 1999

[Photo]                            ALFRED E. DUDLEY, Age 70                 Director since 1986
                                      Committees: *Executive and Nominating
                                   Mr. Dudley was Chairman of the Company from 1986 to January 1, 1997; and
                                   Chairman and CEO from 1986 to September 1, 1994.

[Photo]                            JAMES R. MCMANUS, Age 64                 Director since 1986
                                   CHAIRMAN, CEO AND FOUNDER
                                   MARKETING CORPORATION OF AMERICA
                                   (MARKETING CONSULTING AND MARKETING SERVICES)
                                   DIRECTOR, AU BON PAIN CO. INC.
                                      Committees: Compensation and Nominating
                                   Mr. McManus has been Chairman and CEO of Marketing Corporation of America
                                   (marketing services) since 1971. On February 1, 1994, Mr. McManus resigned as
                                   President and Chief Executive Officer of Business Express, Inc., a regional airline operating in the Northeastern United States. On January 22, 1996, a
                                   petition for Chapter IX Bankruptcy Protection was filed against Business
                                   Express, Inc. in Federal Court in Manchester, New Hampshire by Saab Aircraft
                                   of America and two of its operating subsidiaries.

[Photo]                            THOMAS H. ROWLAND, Age 53             Director since 1996
                                   PRESIDENT AND CHIEF OPERATING OFFICER
                                   FIRST BRANDS CORPORATION
                                      Committees: Executive
                                   Mr. Rowland was elected President and Chief Operating Officer of the Company effective August 7, 1998. He was Executive Vice President of the Company and
                                   President of the Home Products Division since August, 1992. He is also
                                   President of Himolene, Inc., a wholly-owned subsidiary of the Company.


------------
*  Denotes Committee Chairman

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     The following table sets forth certain information concerning the beneficial ownership of common stock by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding common stock.

                                                                  AMOUNT AND NATURE OF
             NAME AND ADDRESS OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP    PERCENT OF CLASS
             ------------------------------------                 --------------------    ----------------
Harris Associates LP
  2 North LaSalle Street
  Chicago, IL 60602............................................         6,361,932(a)            16.29%
Ariel Capital Management,
  307 North Michigan Avenue,
  Chicago, IL 60601............................................         4,908,940(b)            11.34%
Fidelity Management & Research Co.
  82 Devonshire
  Boston, MA 02109.............................................         3,950,025(c)            10.12%
GSB Investment Management
  301 Commerce Street
  Fort Worth, TX 76102.........................................         3,716,581(d)             9.52%


------------
 (a) Information concerning beneficial ownership by Harris Associates LP is based on a report on Form 13F filed with the Securities and Exchange Commission (the 'SEC') as of June 30, 1998. To the Company's knowledge, Harris & Associates LP has not filed a Schedule 13D or Schedule 13G with respect to their ownership of the Company's common stock.

 (b) Information concerning beneficial ownership by Ariel Capital Management is based upon their letter dated September 10, 1998 confirming ownership as of August 31, 1998. To the Company's knowledge, Ariel Capital Management has not filed a Schedule 13D or 13G with respect to their ownership of the Company's common stock.

 (c) Information concerning beneficial ownership by Fidelity Management & Research (FMR) is based on a report on Form 13F filed with the SEC as of April 30, 1998. To the Company's knowledge, Fidelity Management & Research Corporation has not filed a Schedule 13D or 13G with respect to their ownership of the Company's stock.

 (d) Information concerning beneficial ownership by GSB Investment Management is based on a report on Form 13F filed with the SEC as of June 30, 1998. To the Company's knowledge, GSB Investment Management has not filed a Schedule 13D or Schedule 13G with respect to their ownership of the Company's common stock.
                            ------------------------
     The following table sets forth certain information concerning the beneficial ownership of common stock as of September 1, 1998 by each Director, by each of the Executive Officers named in the 'Summary Compensation Table' and by all Directors and Executive Officers as a group:

                                                                AMOUNT AND NATURE OF
           NAME AND ADDRESS OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP(a)     PERCENT OF CLASS(b)
           ------------------------------------               ------------------------    -------------------

Robert F. Bernstock........................................                   0                    .00%
Alfred E. Dudley...........................................             446,000                   1.14
John C. Ferries............................................               1,000                    .00
James R. Maher.............................................               8,270                    .02
James R. McManus...........................................              14,000                    .04
Denis Newman...............................................              94,684                    .24
Ervin R. Shames............................................              18,164                    .05
Robert G. Tobin............................................              10,000                    .03
William V. Stephenson......................................             381,125                    .98
Thomas H. Rowland..........................................             180,157                    .46
Donald A. DeSantis.........................................             167,839                    .43
Einar M. Rod...............................................               1,729                    .00
Patrick J. O'Brien.........................................              99,361                    .25
All Directors and Executive Officers as a group(c).........           1,764,649                   4.52%


                                                        (footnotes on next page)

(footnotes from previous page)

 (a) Under rules of the SEC, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed for purposes of this table, to be the beneficial owners of such securities. Each nominee, continuing director and officer has both sole voting power and sole investment power with respect the shares set forth in the table.

 (b) No nominee or continuing director is the beneficial owner of more than 1.1% of the outstanding shares of common stock.

 (c) Includes 192,000, 166,000, 112,000, 95,500, and 411,250 shares which respectively William V. Stephenson, Thomas H. Rowland, Donald A. DeSantis, Patrick J. O'Brien and all Directors and other Executive Officers as a group, have a right to acquire within 60 days of September 1, 1998 upon the exercise of stock options. The shares issuable upon exercise of options included herein were deemed to be outstanding for purposes of calculating the percentages of shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company is required to identify any officer, director or owner of more than 10% of the common stock who during the last fiscal year failed to file timely with the SEC a required report under Section 16(a) of the Securities Exchange Act of 1934 relating to beneficial ownership of common stock. Based solely on a review of information provided to the Company, all persons subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934 filed the required reports on a timely basis for fiscal year 1998.

                       BOARD OF DIRECTORS AND COMMITTEES

     There were five regular and two telephonic meetings of the Board of Directors during fiscal 1998. All of the incumbent directors attended at least 78% of the total number of meetings of the Board and committees on which they served. Directors who are employees of the Company do not receive any compensation for service as directors. Mr. Dudley, who retired from the Company on September 1, 1994, and relinquished the title of Chairman on January 1, 1997, received a fee of $100,000 for consulting services from July 1, 1997 through December 31, 1997. Each non-employee director is currently paid an annual retainer of $20,000 and fees of $1,000 for attendance at each Board or committee meeting not held in conjunction with a Board meeting. Board members are paid $500 for attendance at each telephonic meeting, or committee meeting held in conjunction with a Board meeting. Directors are also reimbursed for reasonable expenses involved in attending Board and committee meetings of the Company. In addition, under the Non-Employee Director Stock Option Plan adopted at the 1995 Annual Meeting, non-employee directors receive 2,000 non-qualified stock options on the first Friday following the Company's Annual Meeting of Stockholders. The options vest on the second anniversary of the grant and have an exercise price equal to the average of the high and low prices on the date of grant.

     The members of the Board of Directors are elected to various standing committees of the Board which include: Audit Committee, Compensation Committee, Executive Committee, Nominating Committee and Pension Committee.

     The functions of the Audit Committee are to recommend a firm of independent auditors to perform the annual audit; review and approve the scope of the independent and internal auditors' work; review the effectiveness of the Company's internal controls; review and approve the fees of the independent auditors and related matters. The Audit Committee met once in fiscal 1998. The members of the Audit Committee are Denis Newman, Chairman, Robert F. Bernstock, John C. Ferries and James R. Maher.

     The functions of the Compensation Committee are to review and approve the salaries of senior officers and managers of the Company; approve the amount authorized for the Annual Incentive Plan; approve awards under and administer the Company's Long-Term Incentive Plans; and review additional compensation arrangements. The Compensation Committee met twice in fiscal 1998. The members of the Compensation Committee are Ervin R. Shames, Chairman, James R. McManus and Robert G. Tobin.

     The function of the Executive Committee is to act for the Board between regular meetings to the extent permitted by the Delaware General Corporation Law on matters that need timely attention. The Executive Committee met twice in fiscal 1998. The members of the Executive Committee are Alfred E. Dudley, Chairman, Denis Newman, Thomas H. Rowland and William V. Stephenson.

     The functions of the Nominating Committee are to establish criteria for Board membership; search for and screen candidates to fill vacancies on the Board; recommend an appropriate slate of candidates for election each year; assess the overall performance of the Board; and consider issues regarding the composition, tenure and size of the Board. The Nominating Committee will consider nominations by stockholders. Recommendations should be sent to the Secretary at 83 Wooster Heights Road, Danbury, CT 06813 no later than May 15, 1999 with respect to the 1999 Annual Meeting of Stockholders and should include the candidate's name and qualifications and a statement from the candidate that he or she consents to being named in the Proxy Statement if nominated and will serve if elected. The Nominating Committee met once in fiscal 1998. The members of the Nominating Committee are Alfred E. Dudley, James R. McManus, Ervin Shames and William V. Stephenson.

     The functions of the Pension Committee are to supervise the administration of the Company's pension and savings plans; review the levels of funding and allocation of funds invested in the plans; and review the performance of the investments and investment managers against goals. The Pension Committee met twice in fiscal 1998. The members of the Pension Committee are Robert G. Tobin, Chairman; Robert F. Bernstock, John C. Ferries and James R. Maher.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board consists of three non-employee directors who make decisions pertaining to executive compensation and benefits. The Committee utilizes the services of an outside compensation consultant to assist in making objective decisions based on data from consumer products companies of similar size, some of which are in the peer group of companies included in the stock performance graph.

COMPENSATION PHILOSOPHY

     The Company's executive compensation program has three objectives:

          1. To provide compensation that rewards executives for meeting and exceeding internal performance goals and standards.

          2. To maintain a compensation program that attracts and retains high quality executives.

          3. To create a link between the interests of the Company's stockholders, the Company's financial performance and the total compensation opportunities for its executive officers.

     The executive compensation program consists of base salary, an annual cash incentive plan, long-term stock option incentive plans, a non-qualified deferred compensation plan, an executive life insurance plan, and qualified and non-qualified retirement plans.

     The Company maintains a benefit program that is competitive with other consumer products companies of similar size. The program includes qualified retirement, savings, and disability programs as well as medical, dental and business travel insurance programs.

     Base salaries are targeted slightly below the 50th percentile of competitive salaries for executives of consumer products companies of similar size. Salary ranges are established using published surveys and other external data. Variation in compensation between individuals is based on position value, experience level and performance against pre-established objectives. Individual increases are typically given at twelve month intervals, and the amount is based on the individual's performance and place in the salary range. Prior to approving individual increases, the Compensation Committee reviews each senior executive's performance against previously established performance goals.

     The Annual Incentive Plan provides for an annual cash award based on attainment of operating income goals, and the awards are targeted at slightly above the 50th percentile for executives of consumer products companies of similar size. The plan triggers if a pre-approved threshold is achieved. Individual awards are determined by total corporate, business unit, and individual performance levels. The performance level of the business unit is measured on an unweighted basis by market share, and operating income. Individual performance goals are established for each senior executive at the commencement of each year. The Compensation Committee approves the total dollar pool available and the amount awarded to each senior executive participant. In respect of the named executives in the Summary Compensation Table, the Compensation Committee will also assess the Company's relative financial performance against peer group consumer products companies considering such measures as earnings per share growth, sales growth, improvement in return on equity and acquisition success.

     The Long Term Incentive Plans were established in 1989, 1994 and 1998. All option shares available under the 1989 Long Term Incentive Plan have been granted. The 1989 plan provides for non-qualified stock options, limited stock appreciation rights ('LSAR's') and restricted stock. LSAR's are exercisable only in change of control situations. The 1994 Performance Stock Option and Incentive Plan provides for non-qualified stock options, LSAR's and restricted stock. Options may have an exercise price of either 100 percent of the fair market value of the underlying shares of common stock ('Market Priced Options') or more than 100% of such fair market value ('Premium Priced Options'). Of the Market Priced Options, a portion may vest as of specific dates and a portion may be subject to performance vesting. At the time of the grant a 'trigger stock price' or other performance criteria upon which the vesting of performance options will be based may be established. These options will be exercisable at the earlier of the date that the market price exceeds the trigger stock price or the ninth anniversary of the grant. The 1998 Performance Stock Option and Incentive Plan provides for non-qualified stock options, LSAR's and performance stock units (for international management). There were no options granted during fiscal year 1998. No restricted stock has been granted under the 1989 or the 1994 Plan, and there is no provision for restricted stock in the 1998 Plan. The Compensation Committee approves grants of a sufficient number and type of stock options to retain executives based on its review of surveys of long-term incentive and long-term capital accumulation plans available to similar positions at other consumer product companies of similar size.

     In addition to the qualified retirement plans, officers of the Company also participate in a non-qualified retirement plan that alleviates the impact of tax or legal restrictions imposed upon the qualified plan when total annual compensation is used in calculation of pension benefits.

     The Company has established a non-qualified deferred compensation plan for senior executives. This plan permits deferral of a portion of base salary and/or annual incentive awards to a later date, normally until after retirement. Interest on deferred compensation is based on 7-year U.S. Treasury Bond yields plus a margin which is intended to approximate the margin First Brands would incur if it were issuing a senior unsecured bond with a 7-year maturity. If the participant defers salary or bonus for seven (7) or more years or until death, disability or retirement, the interest on the deferred amount for the entire period will be the Treasury Bond yield, plus the margin, plus 3%.

     The Compensation Committee endorses the position that stock ownership by management provides linkage in aligning management's and shareholder's interest in enhancing shareholder value although the Committee does not set target ownership levels for executive equity holdings. During fiscal year 1995, shareholders approved an amendment to the Annual Incentive Plan which permits certain members of senior management to elect to receive all or a portion of their annual incentive award in First Brands common stock instead of cash. Those who elect stock instead of cash receive a premium of 25% in stock thereby encouraging management to increase stock ownership. The stock acquired under the Annual Incentive Plan is restricted in its transferability or sale for a period of two years from the date of issuance.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, limits the tax deduction that corporations may take with respect to the compensation of certain executive officers, unless the compensation is 'performance based' as defined in the Code. The Committee believes that all compensation received by the executive officers is performance based and in any event the deductibility limits in the Code have not been reached. There is no loss of deduction for fiscal year 1998.

RELATIONSHIP OF CORPORATE PERFORMANCE TO EXECUTIVE COMPENSATION

     The Company has two types of executive compensation incentive plans, The Annual Incentive Plan and the Long Term Incentive Plans (both previously described), which reward executives based on the performance of the Company.

     The Annual Incentive Plan provides compensation based on the attainment of operating income objectives which are contained in the annual business plan. For the named executives in the Summary Compensation Table, Company financial performance relative to a peer group of companies is also considered in order to validate incentive compensation in comparison with these companies. The annual business plan is developed by Company management and approved by the Board of Directors at the beginning of each fiscal year. The financial measures used to validate incentive awards are approved by the Compensation Committee at the beginning of each fiscal year.

     The Long Term Incentive Plans use stock price appreciation as the incentive to reward executives over the long term. Compensation gained as a result of this program has a direct relationship to the gain achieved by investors in the Company's stock.

1998 FISCAL YEAR COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Stephenson earned $465,000 in base salary during fiscal year 1998 and received an annual incentive award of $180,000 for his overall performance for the year. The Compensation Committee determined that these amounts were justified when considering the company's financial performance for the fiscal year as well as Mr. Stephenson's personal performance based upon return on equity, sales growth, acquisition success, market share, operating income, earnings per share growth and overall management effectiveness. The Compensation Committee also considered Mr. Stephenson's compensation as compared to chief executive officers of the peer group of consumer products companies that the Company traditionally monitors. Mr. Stephenson's total cash compensation (base salary and annual incentive) for fiscal year 1998 was slightly lower than the preceding fiscal year.

                             COMPENSATION COMMITTEE

                               Ervin R. Shames, Chairman
                               James R. McManus
                               Robert G. Tobin

                           SUMMARY COMPENSATION TABLE

     Furnished below is a summary of the compensation paid and/or awarded to the Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company for fiscal years 1996-1998.

                                                      ANNUAL COMPENSATION             LONG-TERM
             NAME AND                         ------------------------------------    COMP.(2)         ALL OTHER
        PRINCIPAL POSITION            YEAR    SALARY($)    BONUS($)    OTHER($)(1)    OPTIONS(#)   COMPENSATION($)(3)
       -------------------   ----    ---------    --------    -----------    ---------    ------------------

William V. Stephenson .............   1998     $465,000    $180,000       --             --              $36,217
  Chairman and CEO                    1997      440,000     210,000       --            70,000            32,058
                                      1996      379,167     300,000       --            80,000            35,669

Thomas H. Rowland .................   1998      258,500      90,000       --             --               14,787
  President and COO                   1997      241,263      90,000       11,250        40,000            13,404
                                      1996      195,030     120,000       22,500        48,000            15,724

Donald A. DeSantis ................   1998      218,680      80,000       --             --               14,019
  Senior Vice President               1997      210,080      82,000       --            25,000            12,155
  and CFO                             1996      199,530     110,000       --            32,000            13,133

Einar M. Rod(4) ...................   1998      165,950      40,000        2,250         --                9,779
  Vice President, General Counsel     1997      158,150      32,000        2,000        15,000             8,764
                                      1996       17,456       --          --             --                  524

Patrick J. O'Brien ................   1998      155,000      45,000        5,625         --                8,759
  Vice President,                     1997      146,500      51,000        6,375        25,000             7,102
  President, Household Products       1996      137,600      60,000       11,250        32,000             8,076

------------

(1) The amount in this column represents the premium that these individuals received by selecting First Brands stock rather than cash for a portion of their award under the Annual Incentive Plan.

(2) There were no options granted under the 1994 Performance Stock Option and Incentive Plan or the 1998 Plan during 1998 fiscal year for executive officers and other employees.

(3) All Other Compensation includes the employer match under the Company's savings plan and the compensation to each individual attributable to the current dollar value of the premium payable by the Company under its executive split dollar life insurance program. The employer match under the savings plan and the life insurance compensation for all executive officers totaled $47,087 and $93,087, respectively, for fiscal year 1998. Prior to fiscal 1996, the Company-provided life insurance for the executive officers was included in the Company's group insurance program.

(4) Mr. Rod joined the Company on May 20, 1996.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table lists the shares acquired on exercise of options by the executive officers named in the Summary Compensation Table during the fiscal year 1998 and certain information as to options outstanding at the end of fiscal year 1998.

                                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                    SHARES                    OPTIONS AT FISCAL YEAR END          FISCAL YEAR END(1)
                                  ACQUIRED ON     VALUE      ----------------------------    ----------------------------
             NAME                  EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ------                -----------    --------    -----------    -------------    -----------    -------------


W.V. Stephenson(2).............      4,000        $64,500      192,000         150,000        $1,989,006      $220,000
T.H. Rowland...................      --             --         166,000          88,000        $1,746,879      $132,498
D.A. DeSantis..................      --             --         112,000          57,000        $1,235,128      $ 88,000
E.M. Rod.......................      --             --          --              15,000           --           $      0
P.J. O'Brien...................      --             --          95,500          57,000        $1,069,425      $ 88,000

------------

(1) Values have been calculated based on the closing price of the Company's common stock reported on the New York Stock Exchange Composite Tape on June 30, 1998, which was $25.2813 per share.

(2) Options were exercised to acquire additional Company common stock.

RETIREMENT PLAN

     First Brands currently maintains a non-contributory defined benefit retirement plan (the 'Retirement Plan') covering 78% of all U.S. employees including those of subsidiaries. The officers listed in the foregoing Summary Compensation Table are covered by the Retirement Plan. Outside the United States, certain of First Brands' subsidiaries have retirement programs that are generally administered by trustees or insurance companies.

     Under the Retirement Plan, the monthly amount of an employee's retirement benefit upon retirement at age 65 is the greater of (a) 1.2% of average monthly compensation received during the three-year period preceding retirement, or 1.2% of average monthly compensation received during the three best calendar years in the final ten calendar years preceding retirement, if the latter average would result in a higher pension benefit, multiplied by the number of years of credited service plus $12; or (b) 1.5% of the average monthly compensation computed as in (a) above, multiplied by the number of years of credited service, less a percentage, based on service and not exceeding 50%, of the projected primary Social Security benefit or such maximum percentage as is allowed under the Internal Revenue Code. In January 1995, the Company announced a change in this formula beginning January 2000, to a defined benefit based on years of credited service and career average compensation. Effective January 1, 2000 the formula for the retirement program is changed as follows: (a) a pension benefit will be calculated for each individual as of December 31, 1999 using the present formulas and, (b) 1.5% of eligible annual earnings for each year will be added to the amount in (a) above, to determine the total benefit.

     An employee who is (i) age 62 or over with ten or more years of credited service or (ii) whose age and years of credited service add up to 85, may voluntarily retire earlier than age 65 with a retirement benefit, unreduced because of early retirement. Employees may retire as early as age 50 with 10 years of credited service but will receive an actuarially reduced pension benefit.

     The amounts contributed by First Brands to the Retirement Plan are calculated on a group basis that is actuarially determined. No specific amount is set aside by First Brands for any individual officer or employee under the Retirement Plan. The amounts shown in the following table are the estimated annual retirement benefits payable at age 65 for the respective average annual remuneration levels and years of service credit indicated. Actual benefits will not exceed limits permitted under the Internal Revenue Code and applicable regulations. Amounts shown are computed based upon straight life annuity amounts and are reduced by 1.5% of the employee's primary Social Security benefit for each year of the employee's credited service up to a maximum deduction of 50% of such Social Security benefit. Annual retirement benefits are based on average earnings.

     For federal income tax purposes the amount of benefits that can be paid from the qualified plan is restricted. First Brands maintains a nonqualified plan ('Executive Retirement Plan') the effect of which is to award retirement benefits to all employees on a uniform basis. The Executive Retirement Plan is unfunded.

     The Company also maintains a savings plan as part of its long term retirement/savings program to which it contributes to the account of each eligible employee who chooses to participate. Effective January 1995, the Company contributes 50% of each employee's basic 401(k) contributions up to 6% of regular earnings. Any regular employee of First Brands or its subsidiaries is eligible to participate. In fiscal year 1996, the Company instituted a Profit Sharing contribution based on the Company's operating performance. Profit Sharing will be contributed in shares of First Brands common stock, allocated to separate employee 401(k) accounts based on Company service credit.

     As of June 30, 1998, the credited years of service (credited service is combined from First Brands and Union Carbide Corporation) for the individuals named in the Summary Compensation Table were as follows: William V. Stephenson, 34 years; Thomas H. Rowland, 24 years; Donald A. DeSantis, 12 years; Einar M. Rod, 2 years; and Patrick J. O'Brien, 13 years.

                                                        ESTIMATED ANNUAL RETIREMENT BENEFITS
                                                       AT AGE 65 FOR YEARS OF SERVICE CREDIT
        AVERAGE ANNUAL REMUNERATION           --------------------------------------------------------
 USED FOR CALCULATING RETIREMENT BENEFITS        25          30          35          40          45
-------------------------------------------   --------    --------    --------    --------    --------


$150,000...................................   $ 56,250    $ 67,500    $ 78,750    $ 90,000    $101,250
$200,000...................................     75,000      90,000     105,000     120,000     135,000
$250,000...................................     93,750     112,500     131,250     150,000     168,750
$300,000...................................    112,500     135,000     157,500     180,000     202,500
$350,000...................................    131,250     157,500     183,750     210,000     236,250
$400,000...................................    150,000     180,000     210,000     240,000     270,000
$450,000...................................    168,750     202,500     236,250     270,000     303,750
$500,000...................................    187,500     225,000     262,500     300,000     337,500
$550,000...................................    206,250     247,500     288,750     330,000     371,250
$600,000...................................    225,000     270,000     315,000     360,000     405,000
$700,000...................................    262,500     315,000     367,500     420,000     472,500
$800,000...................................    300,000     360,000     420,000     480,000     540,000

SEVERANCE AGREEMENTS

     The Company has also adopted an employment severance agreement with certain executive officers generally providing severance benefits if the employee is terminated for reasons other than 'cause' within two years after a 'change in control.' The severance benefits include cash payments equal to two year's salary and bonus, except for William V. Stephenson, who would receive payments equal to three years salary and bonus, and certain other employee and retirement benefits. Provision for a tax gross-up payment is also included to cover excise taxes, if any, on payments paid under these agreements.

                       FIVE YEAR STOCK PERFORMANCE GRAPH

     The following table compares total shareholder returns for the Company to the Standard & Poor's 500 Stock Index ('S&P 500') and the Standard & Poor's Midcap 400 Consumer Products Index ('S&P 400 CP')(1) for the five-year period beginning June 30, 1993 through the fiscal year end of June 30, 1998 (the 'Performance Period'). Assuming $100 was invested on June 30, 1993 in the Company's common stock and in each of the foregoing indices and the reinvestment of dividends, if any, on a quarterly basis, the total return for the Company's common stock was 56% during the Performance Period as compared with a total return during the same period for the S&P 500, the S&P Midcap 400 CP and the S&P 400 & 500 HP of 169%, 11%, and 206%, respectively. The compound annual growth rate for the Company's stock was 9.3% for the five-year period.

     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph below. The Company will not make or endorse any predictions as to future stock performance.

                            FIRST BRANDS CORPORATION
                            Total Return Performance
                           TOTAL SHAREHOLDER RETURNS




                               [PERFORMANCE GRAPH]

                            COMPARISON SINCE JUNE 1993




                6/93       6/94       6/95       6/96       6/97       6/98       CAGR(3)
               ------     ------     ------     ------     ------     ------     ---------
FBC              100        102        141        169       163         156         9.3%
S&P 500          100        101        139        171       229         269        21.9%
S&P 400
  CP(1)          100        71         81         85        103         111         2.1%
S&P 400 &
  500 HP(2)      100        108        148        192       271         306        25.0%


                                                      (See footnotes on page 15)

                  STOCK PERFORMANCE GRAPH SINCE DECEMBER 1989
     The following table compares total shareholder returns for the Company to the Standard & Poor's 500 Stock Index ('S&P 500') and the Standard & Poor's Midcap 400 Consumer Products Index ('S&P 400 CP')(1) for the eight and a half year period beginning on December 29, 1989, the end of the first month following the Company's initial public offering ('IPO') through the fiscal year end of June 30, 1998. Assuming $100 was invested on December 29, 1989 in the Company's common stock and in each of the foregoing indices and the reinvestment of dividends, if any, on a quarterly basis, the total return for the Company's common stock was 192% as compared with a total return during the same period for the S&P 500, the S&P Midcap 400 CP and the S&P 400 & 500 HP, of 242%, 92%, and 427%, respectively. The compound annual growth rate for the Company's stock was 13.4% for the eight and a half year period.

     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph below. The Company will not make or endorse any predictions as to future stock performance.

                            FIRST BRANDS CORPORATION
                            Total Return Performance
                           TOTAL SHAREHOLDER RETURNS




                                [PERFORMANCE GRAPH]

                          COMPARISON SINCE DECEMBER 1989





              12/89    6/90     6/91     6/92     6/93     6/94     6/95     6/96     6/97     6/98    CAGR(3)
             -------  ------   ------   ------   ------   ------   ------   ------   ------   ------  ---------
FBC            100      109      139      157      187      191      263      316      304      292       13.4%
S&P 500        100      97       126      136      150      152      209      257      257      342       15.5%
S&P 400
  CP(1)        100      106      168      175      173      123      140      147      178      192        8.0%
S&P 400 &
  500 HP(2)    100      120      131      161      172      186      256      331      467      527       21.5%


                                                        (footnotes on next page)

(footnotes from previous page)

(1) The S&P Midcap 400 Consumer Products Index is comprised of the following companies: Carter-Wallace, Inc., Church & Dwight, Inc., A.T. Cross, Dial Corp., Enesco Group, Inc. (formerly Stanhome, Inc.), First Brands Corporation, Gibson Greetings, Inc., Lancaster Colony Corporation, National Presto, Inds., Inc., Perrigo Company, and Tambrands (acquired by Procter & Gamble August 18, 1997). First Brands Corporation has not been eliminated from this peer group for purposes of this presentation. This index will be replaced by a combined S&P 400 and 500 Household Products Index included in the above graph which the Company believes more accurately reflects its peer group.

(2) The combined S&P Midcap 400 and 500 Household Products Index is comprised of the following companies: Church & Dwight, Inc., Clorox Company, Colgate-Palmolive Company, Dial Corporation, First Brands Corporation, Fort James Corporation, Kimberly-Clark Corporation, and Procter & Gamble Company. First Brands has not been eliminated from this peer group for purposes of this presentation. This index will replace the S&P Midcap 400 Consumer Products Index, noted above.

(3) Compound Annual Growth Rate.

                 II. RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP as the independent auditors to audit the financial statements of the Company and its consolidated subsidiaries for the fiscal year 1999. KPMG Peat Marwick LLP has served First Brands in the capacity of independent auditors since the Company's incorporation in 1986.

     Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting of Stockholders to answer any appropriate questions. They will have the opportunity to make a statement if they so desire.

     The Board of Directors recommends a vote FOR the appointment of KPMG Peat Marwick LLP.

                               III. OTHER MATTERS

     The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matter in accordance with the judgment of the persons voting such proxies and will be determined by the vote of a majority of the shares voting thereon at the meeting.

                           IV. STOCKHOLDER PROPOSALS

     Stockholders wishing to submit proposals for inclusion in the Board of Director's proxy material for the Annual Meeting of Stockholders tentatively scheduled for October 22, 1999 should submit them in writing to the Secretary of the Company, First Brands Corporation, 83 Wooster Heights Road, P.O. Box 1911, Danbury, CT 06813-1911 no later than May 15, 1999.

                                     [Logo]

                                  APPENDIX 1

                                  PROXY CARD

PROXY                       FIRST BRANDS CORPORATION
                            83 WOOSTER HEIGHTS ROAD
                             DANBURY, CT 06813-1911

[LOGO]

           ANNUAL MEETING OF STOCKHOLDERS -- FRIDAY, OCTOBER 23, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints WILLIAM V. STEPHENSON and JOSEPH B. FUREY, and each of them, with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at the Danbury Hilton Hotel, 18 Old Ridgebury Road, Danbury, Connecticut on Friday, October 23, 1998 at 9:00 a.m., local time and at any adjournment thereof, and to vote the shares of common stock the undersigned would be entitled to vote if personally present, as indicated on the reverse side hereof.

     THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR SET FORTH BELOW, FOR THE RATIFICATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR FISCAL 1999 AND AT THE DISCRETION OF THE PROXY UPON SUCH OTHER BUSINESS, IF ANY, AS MAY BE PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE MARK BOXES [*] OR [x] IN BLUE OR BLACK INK.

1. ELECTION OF DIRECTORS                FOR all nominees listed below (except as   WITHHOLD AUTHORITY to vote for all
                                        indicated to the contrary below) [ ]       nominees listed below [ ]

                                        Robert F. Bernstock, Dennis Newman,
                                        Ervin R. Shames


                                  (Continued and to be signed on the other side)

  INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------

2. Proposal to ratify the selection of KPMG Peat Marwick as independent auditors for the fiscal year 1999.

                       FOR [ ]   AGAINST [ ]   ABSTAIN [ ]

    If no direction is made, this proxy will be voted for Proposals 1 and 2.

                                                       Please sign exactly as
                                                       name appears below.
                                                       When shares are held by
                                                       joint tenants, both
                                                       should sign. When
                                                       signing as attorney, as
                                                       executor, administrator,
                                                       trustee or guardian,
                                                       please give full title as
                                                       such. If a corporation,
                                                       please sign in full
                                                       corporate name by
                                                       President or other
                                                       authorized officer. If
                                                       a partnership, please
                                                       sign in partnership
                                                       name by authorized
                                                       person.

                                                       Dated:..........., 1998

                                                       .......................
                                                              Signature

                                                       .......................
                                                          Signature if held
                                                               jointly

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.